Exhibit 99.1

GTSI Provides Updates on Solid Second Quarter Results

Company to restate previously filed financial statements

CHANTILLY, VA. — August 9, 2006 — GTSI® Corp. (Nasdaq: GTSI), a leading government technology solutions provider, today provided an update on positive financial and business trends for the second quarter of 2006 as well as an announcement that it expects to restate its financial statements included in its Forms 10-K for 2004 and 2005 due to a change in accounting for various lease sales agreements governed by Statement of Financial Accounting Standards 140.  The Company often leases IT solutions to government customers, and subsequently sells the leases to third parties under agreements that allow the Company to repurchase the leases under certain circumstances.  Additional analysis of these agreements has resulted in a conclusion that a restatement is necessary.  The Company will also restate its Form 10-Q for the quarter ended March 31, 2006 for the overstatement of accounts payable due to an overstatement of cost of goods sold.  As a result of these accounting errors, the Company’s consolidated financial statements included in its Forms 10-K for 2004 and 2005, and the associated auditors reports on file with the Securities and Exchange Commission, and Form 10-Q for the first quarter of 2006 should no longer be relied upon.

“While today I cannot provide specific numbers for the second quarter, I am pleased with the positive momentum in virtually all parts of our business, and I want to assure you that GTSI produced a solid second quarter.  Our focus is to provide our customers with outstanding technology solutions as well as grow our margins and profitability.  During the second quarter we delivered several high-end solutions and increased both our margin dollars and margin as a percent of revenue over the same period last year.  While, as expected, we will not show a profit for the second quarter, our earnings have improved considerably from the second quarter of 2005 and from the first quarter of this year,” said Jim Leto, GTSI’s President and Chief Executive Officer.  “Excluding any restatement impacts, the unaudited second quarter pre-tax loss was approximately $3 million, a significant improvement from the $12 million pre-tax loss in the second quarter of 2005.  Additionally, the correction of the cost of goods sold will increase margins as well as cumulative income by an estimated range of $3 to $4 million.  These adjustments will have no impact on sales or cash flow.”

“The facts are clear; GTSI is stronger than it was a year ago.  We continue to gain new contracting opportunities and our customers are renewing contracts on a regular basis,” added Leto.  “We have top-notch employees, our systems are stable and working, we have bolstered our financial reporting capabilities, and most importantly we are continuing to see large transactions drive our business.  We have a syndicated $135 million credit facility, which is expected to provide adequate funding for years to come.”

Second quarter 2006 update (unaudited and prior to restatement):

While the Company has not fully completed its second quarter closing process, the Company believes its financial results will be as follows:

o                 The pre-tax loss for period is expected to be approximately $3 million, compared to a pre-tax loss of $12 million in the quarter ended June 30, 2005

o                 Gross margin has improved quarter over quarter and year over year

o                 Gross margin as a percent of revenue continues to increase

o                 SG&A have decreased quarter over quarter

Restatement matters:

The 2004 and 2005 consolidated financial statements are expected to be restated to revise the accounting for the transfer of certain lease receivables.  Such transfers were previously reported as sales and gains were recorded at the time of the transfer.  Total gains recorded related to these transactions amounted to $0.5 million in 2003, $3.7 million in 2004 and $5.9 million in 2005.  In the restated financial statements, gains on a certain portion of these transfers will be recognized over the life of the leases rather than at the time of transfer, and the transferred lease receivables, together with related liabilities, will be reported in the Company’s balance sheets.

The Company also plans to amend its first quarter 2006 Form 10-Q as a result of the overstatement of certain accrued liabilities and costs of goods sold, resulting in an overstatement of losses.  In several instances, costs of goods sold were double-counted due to certain systems and process-related errors.   The impact of this restatement will be to increase gross margin as well as reduce the reported losses by an estimated range of $3 to $4 million.

“I am encouraged that my team has been able to dive deep into the financials and begin the process of getting these matters resolved as well as continuing to remediate our various material weaknesses in internal controls,” continued Leto.  “Our finance team will be working diligently to properly and promptly prepare the required amended SEC reports.”

As a result of the ongoing activity related to these restatements, GTSI will not be able to file its Form 10-Q for the quarter ended June 30, 2006 by the required date of August 9, 2006.  Upon completion of the restated financial statements, which is expected to occur in September 2006,  the Company will file its amended Form 10-K/A for 2005 which will include restated 2004 and 2005 financial statements and its amended Form 10-Q/A for the quarter ended March 31, 2006 and Form 10-Q for June 30, 2006.

The restatement of prior years and quarter results have been discussed with the Audit Committee of the Company’s Board of Directors as well as GTSI’s independent registered public accounting firm, Ernst & Young LLP.  Ernst & Young has not yet audited these restatement adjustments.

The Company will suspend the reporting of monthly results for sales, backlog and bookings until the restatements are completed.

In addition, GTSI anticipates not meeting the Nasdaq listing requirements for timely filing and anticipates receiving a Nasdaq staff determination notice letter outlining the process for delisting and appealing the staff determination by requesting an oral hearing.

Conference Call

An investor conference call to discuss this matter is scheduled for 11:00 a.m. Eastern Time August 9, 2006.  Interested parties are invited to participate by calling 800-353-6469 or 334-323-9855, pass code is GTSI.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through August 9, 2007.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm Eastern Time, August 16, 2006.  To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 23516640.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s practices incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI Contacts:

Paul Liberty

703.502.2540

paul.liberty@gtsi.com

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